Exhibit 99.1

Bob Evans Farms Completes Amendment to Credit Facility

NEW ALBANY, Ohio – October 21, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that it amended its existing credit facility.

Chief Administrative Officer and Chief Financial Officer Mark Hood said, “We are pleased to have completed this amendment to our credit facility as it enables Bob Evans Farms to effectively and efficiently lengthen the tenor of its capital structure by introducing long-term leases for a portion of our asset base. This completes an important step as we move forward with plans to monetize approximately $200 million of restaurant properties through a sale-leaseback transaction(s). Along with monetization of two of the Company’s industrial properties and its headquarters, the amended facility provides Bob Evans with the flexibility to continue returning capital to shareholders while managing leverage prudently as we continue our restructuring and turnaround activities and positioning the Company for sustainable profitable growth.”

The credit agreement has been amended to:

•	increase the level of permitted indebtedness in connection with sale and leaseback transactions of assets from $100 million to $300 million;

•	remove the $150 million share repurchase cap during the 2016 fiscal year, however share repurchases remain subject to a leverage ratio restriction; and

•	decrease the size of the facility from $750 million to $650 million, which will result in lowering the Company’s unused facility fee costs. The decrease will also result in a $0.02 per diluted share charge to write-off deferred financing costs.

The credit facility’s $300 million accordion feature remains in place.

Information concerning the amendment was filed by the Company today with the Securities and Exchange Commission (“SEC”) and can be obtained from the SEC’s Edgar database at www.sec.gov.

PNC Bank, National Association, and PNC Capital Markets LLC, acted as administrative agent, and joint lead arranger and sole bookrunner, respectively for the facility. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association acted as joint lead arrangers. Co-syndicated agents included Bank of America N.A., JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association. The other lenders are KeyBank, National Association, Bank of America N.A., Fifth Third Bank, U.S. Bank National Association, The Huntington National Bank, and The Ohio Valley Bank Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our headquarters, our BEF Foods Facilities or a portion of our restaurant real estate remains subject to evaluation by the Board and there can be no assurance if and when any such transaction will be undertaken or consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 24, 2015), Bob Evans Restaurants owned and operated 549 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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